Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

ORCHARD THERAPEUTICS PLC

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee

Fees to Be Paid	$400,432,702.40 (1)(2)	0.00014760	$59,103.87 (3)

Fees Previously Paid	—		—

Total Transaction Valuation	$400,432,702.40

Total Fees Due for Filing			$59,103.87

Total Fees Previously Paid			—

Total Fee Offsets			—

Net Fee Due			$59,103.87

(1)

Capitalized terms used below but not defined herein shall have the meanings assigned to such terms in the Transaction Agreement, dated as of October 5, 2023, by and between Kyowa Kirin & Co. and Orchard Therapeutics plc (“Orchard”).

(i)

Title of each class of securities to which the transaction applies: ordinary shares, par value £0.10 per share (the “Ordinary Shares”), including Ordinary Shares underlying American Depositary Shares of Orchard, each representing ten Ordinary Shares (“ADSs”).

(ii)

Aggregate number of securities to which the transaction applies: As of the close of business on October 3, 2023, the maximum number of Ordinary Shares to which this transaction applies is estimated to be 250,270,439 which consists of:

a.	227,271,509 issued and outstanding Ordinary Shares, including Ordinary Shares represented by ADSs and Ordinary Shares issuable upon the redesignation of Non-Voting Ordinary Shares;

b.	20,169,730 Ordinary Shares underlying Orchard share option awards;

c.	2,634,200 Ordinary Shares underlying Orchard RSU awards; and

d.	195,000 Ordinary Shares underlying Orchard PSU awards.

(2)

Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Solely for the purpose of calculating the filing fee, as of the close of business on October 3, 2023, the underlying value of the transaction was calculated as the sum of:

a.	the product of 227,271,509 Shares multiplied by the Cash Consideration of $1.60;

b.

the product of 20,169,730 shares of Ordinary Shares subject to issuance pursuant to outstanding Orchard share option awards with exercise prices below $1.60, multiplied by the Cash Consideration of $1.60;

c.

the product of 2,829,200 shares of Ordinary Shares subject to issuance pursuant to outstanding Orchard RSU and PSU awards multiplied by the Cash Consideration of $1.60; and (such sum, the “Total Consideration”)

(3)	In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the Total Consideration by .00014760.